Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 RESULTS

DALLAS--(BUSINESS WIRE)—February 22, 2021-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today its financial and operating results for the fourth quarter of 2020. For the quarter, the Company generated a net income of $8 million, or $0.02 per diluted share. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $49 million or $0.12 per diluted share for the fourth quarter of 2020.

FOURTH QUARTER 2020 HIGHLIGHTS

•Net Production(2) - 60,200 barrels of oil equivalent per day (boepd) with sales of 71,200 boepd

•Revenues - $274 million, or $41.84 per boe

•Production expense - $104 million, or $15.85 per boe

•General and administrative expenses - $15 million, $9 million cash expense and $6 million non-cash

•Capital expenditures:
•$46 million Base Business capital expenditures
•$75 million Mauritania and Senegal, primarily accrued non-cash capital expenditures

•Net cash provided by operating activities - $175 million; free cash flow1 - $99 million

At quarter end, the Company was in a net overlift position of approximately 0.2 million barrels of oil.

Commenting on the company’s fourth quarter and full year 2020 performance, Chairman and Chief Executive Officer Andrew G. Inglis said: “Kosmos delivered on its key strategic priorities in 2020, despite the challenges faced by the sector during the year. With focus on safe and reliable operations across the portfolio, we delivered robust production performance. In Mauritania and Senegal, Phase 1 of the Tortue project maintained momentum and finished the year around 50% complete with a financing path established. We monetized a portfolio of exploration assets in 2020 to focus activity on fast payback, high-return opportunities in proven basins we know well. We also took quick, decisive steps to protect the balance sheet and reduce costs.

Importantly, Kosmos reaffirmed its commitment to sustainability during the year by publishing its first Climate Risk & Resilience Report, setting a goal to be carbon neutral for Scope 1 and Scope 2 emissions by 2030 or sooner, and by publishing the latest edition of our annual Sustainability Report, which reports transparently on our strong environmental, social, and governance credentials.

Operational momentum is building in 2021, with a significant uptick in forecast activity across the portfolio. We expect the nine planned infill wells in the base business to provide near-term production growth and the ramp up in activity at Phase 1 of Tortue to reach 80% completion by year-end. In addition, we plan to selectively invest in the best ILX projects across our diverse portfolio, as evidenced by the early success we had with the Winterfell discovery well last month.

With the strategic actions we took in 2020, we enter 2021 with a lower cost base, a solid balance sheet, healthy liquidity and the operational momentum to deliver value to our shareholders from a portfolio of assets that are low cost and lower carbon.”

FINANCIAL UPDATE

Kosmos returned to positive free cash flow with approximately $100 million in the fourth quarter, driven by increased oil sales, lower costs and completion of the Shell transaction.

Kosmos exited the fourth quarter of 2020 with approximately $2.0 billion of net debt and available liquidity of around $570 million.

The base business net capital expenditure for 2020 was approximately $147 million, in-line with company guidance.

OPERATIONAL UPDATE

Production

Total net production in the fourth quarter of 2020 averaged approximately 60,200 boepd(2). Full year net production of approximately 60,800 boepd is consistent with the Company’s updated guidance.

Ghana

Production in Ghana averaged approximately 24,300 barrels of oil per day (bopd) net in the fourth quarter of 2020. As forecasted, Kosmos lifted three cargos from Ghana during the fourth quarter for a total of 10 cargos in 2020.

Gross production rates at Jubilee averaged approximately 75,500 bopd during the quarter with FPSO uptime of around 95%. TEN production averaged approximately 43,200 bopd gross for the fourth quarter with FPSO uptime of 98%.

In early 2021, the Catenary Anchor Leg Mooring (CALM) buoy was commissioned with the first offloading taking place in February. The CALM buoy will replace the need for shuttle tankers and is expected to reduce operating expenses going forward. Infill drilling is also expected to resume in the second quarter with drilling planned for three wells on Jubilee and one on TEN in 2021. The partnership entered into a rig contract of up to four years for the Maersk Venturer, which is expected to arrive on location in the second quarter.

U.S. Gulf of Mexico

Production in the U.S. Gulf of Mexico averaged approximately 25,500 boepd net (84% oil) during the fourth quarter, including recognition of contractual royalty relief of approximately 3,600 boepd.

In the fourth quarter, the Company commenced the Kodiak-2 completion, which is expected to begin production in March. Also during the quarter, drilling operations began on the Winterfell infrastructure-led exploration (ILX) well (Kosmos working interest 17.5%). In January 2021, the Company announced an oil discovery at Winterfell, which encountered approximately 26 meters (85 feet) of net oil pay in two intervals. Kosmos is now working with partners on an appraisal plan and development options. The discovery is located within tie back distance to several existing and planned host facilities. The Company plans to drill a second ILX well at Zora in the second half of the year.

After the encouraging results from the Tornado-4 water injection well in 2020, another infill well at Tornado is planned by the Operator in the middle of this year.

Equatorial Guinea

Production in Equatorial Guinea averaged approximately 31,200 bopd gross and 10,500 bopd net in the fourth quarter of 2020. As forecasted, Kosmos lifted 1.5 cargos from Equatorial Guinea during the quarter for a total of 4.5 cargos net in 2020.

In 2021, partners have commenced the second phase of the planned electrical submersible pump program as well an infrastructure enhancement campaign to increase operational uptime across the assets. Our first infill drilling campaign is expected to start in the second quarter with three wells planned.

Mauritania & Senegal

Phase 1 of the Greater Tortue Ahmeyim project made good progress in the quarter and was around 50% complete by year end. The project remains on track for first gas in the first half of 2023.

To fund its current interest, Kosmos has established a financing path to first gas including the sale of the Company’s interest in the FPSO, the re-financing of the National Oil Company loans and a direct investment in Kosmos’ Mauritania and Senegal position. Good progress has been made with the FPSO sale with Kosmos and BP signing a Memorandum of Understanding this month outlining the key terms of the transaction. Closing is now targeted within the second quarter of 2021. The sale of the FPSO is expected to reduce Kosmos’ cash requirements to first gas by approximately $320 million as previously communicated.

The strong progress with Phase 1 is enabling the advancement of Phase 2 towards final investment decision, which is targeted for the end of 2022. Kosmos continues to collaborate with operator BP and the National Oil Companies of Mauritania and Senegal on a more capital efficient project, which leverages the infrastructure built in Phase 1 to reduce costs and enhance the returns of future phases. With lower capital requirements from an optimized scheme, Kosmos expects to fund its interest in Phase 2 largely from Phase 1 cash flows.

Closing of the sale of a portfolio of exploration assets to Shell

In December 2020, the Company successfully completed the previously announced transaction with B.V. Dordtsche Petroleum Maatschappij (“Shell”), a wholly-owned subsidiary of Royal Dutch Shell PLC (LSE: RDSA), to farm down interests in Suriname, Sao Tome & Principe and Namibia for approximately $95 million, plus future contingent payments of up to $100 million. The transfer of interests in South Africa is expected to take place in 2021.

2021 Capital Expenditure Budget

Kosmos expects to spend approximately $225 to $275 million in 2021, excluding Mauritania and Senegal, around 80% of which will target maintaining and growing existing production and up to 20% targeting growth activities, mainly through infrastructure-led exploration.

In Mauritania and Senegal, total 2021 capital expenditure for Kosmos' working interest is expected to be around $350 million and is expected to be funded primarily from proceeds of the previously mentioned FPSO sale ($250 million in 2021) and National Oil Company loan financing ($100 million).

Reserves

At year end 2020, Kosmos had 2P reserves of around 480 million barrels, a reserves-to-production life of over 20 years, and 1P SEC reserves of around 140 million barrels (which excludes Tortue Phase 1), a reserves-to-production life of around 7 years, as certified by an independent third party.

Environmental, Social and Governance (ESG) Performance

As part of our commitment to strong Environmental, Social and Governance (ESG) performance, Kosmos recently published a Climate Risk and Resilience Report that adheres to the recommendations of the Task Force on Climate-related Financial Disclosures (TCFD). The report reviews how Kosmos is identifying and managing climate-related risks and opportunities across four categories: Governance, Strategy, Risk Management, and Metrics and Targets. In addition, the report includes a commitment to achieve Scope 1 and Scope 2 carbon neutrality by 2030 or sooner, a full scenario analysis demonstrating the resilience of our portfolio including a scenario fully compliant with the goals of the Paris Agreement, and a description of innovative nature-based carbon capture projects used to mitigate emissions that cannot be eliminated.

During the fourth quarter Kosmos also published its annual Sustainability Report (previously known as the Corporate Responsibility Report) which reports on the company’s ESG performance and illustrates our commitment to supporting the United Nations Sustainable Development Goals, including our leading position on transparency and in-country social investment innovation, and operating in accordance with our Business Principles.

(1) A Non-GAAP measure, see attached reconciliation of non-GAAP measure
(2) Production means net entitlement volumes. In Ghana and Equatorial Guinea, this means those volumes net to Kosmos' working interest or participating interest and net of royalty or production sharing contract effect. In the Gulf of Mexico, this means those volumes net to Kosmos' working interest and net of royalty.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss fourth quarter 2020 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). The live webcast of the event can be accessed on the Investors page of Kosmos’ website at http://investors.kosmosenergy.com/investor-events. The dial-in telephone number for the call is +1-877-407-3982. Callers in the United Kingdom should call 0800 756 3429. Callers outside the United States should dial 1-201-493-6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a full-cycle deepwater independent oil and gas exploration and production company focused along the Atlantic Margins. Our key assets include production offshore Ghana, Equatorial Guinea and the U.S. Gulf of Mexico, as well as a world-class gas development offshore Mauritania and Senegal. We also maintain a sustainable proven basin exploration program in Equatorial Guinea, Ghana and the U.S. Gulf of Mexico. Kosmos is listed on the New York Stock Exchange and London Stock Exchange and is traded under the ticker symbol KOS. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos Sustainability Report. For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as Net income (loss) plus (i) exploration expense, (ii) depletion, depreciation and amortization expense, (iii) equity based compensation expense, (iv) unrealized (gain) loss on commodity derivatives (realized losses are deducted and realized gains are added back), (v) (gain) loss on sale of oil and gas properties, (vi) interest (income) expense, (vii) income taxes, (viii) loss on extinguishment of debt, (ix) doubtful accounts expense and (x) similar other material items which management believes affect the comparability of operating results. The Company defines Adjusted net income (loss) as Net income (loss) adjusted for certain items that impact the comparability of results. The Company defines free cash flow as net cash provided by operating activities less Oil and gas assets, Other property, and certain other items that may affect the comparability of results. The Company defines net debt as the sum of notes outstanding issued at par and borrowings on the Facility and Corporate revolver less cash and cash equivalents and restricted cash.

We believe that EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, Net debt and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. EBITDAX, Adjusted net income (loss), Adjusted net income (loss) per share, free cash flow, and net debt as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos (including, but not limited to, the impact of the COVID-19 pandemic), which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Revenues and other income:
Oil and gas revenue	$274,153	$449,657	$804,033	$1,499,416
Gain on sale of assets	92,163	10,528	92,163	10,528
Other income, net	—	30	2	(35)
Total revenues and other income	366,316	460,215	896,198	1,509,909

Costs and expenses:
Oil and gas production	103,850	136,297	338,477	402,613
Facilities insurance modifications, net	2,606	(19,080)	13,161	(24,254)
Exploration expenses	10,323	97,933	84,616	180,955
General and administrative	14,776	21,307	72,142	110,010
Depletion, depreciation and amortization	159,472	147,675	485,862	563,861
Impairment of long-lived assets	3,139	—	153,959	—
Interest and other financing costs, net	26,617	29,509	109,794	155,074
Derivatives, net	51,956	36,001	17,180	71,885
Other expenses, net	9,840	12,850	37,802	24,648
Total costs and expenses	382,579	462,492	1,312,993	1,484,792

Income (loss) before income taxes	(16,263)	(2,277)	(416,795)	25,117
Income tax expense (benefit)	(24,219)	33,496	(5,209)	80,894
Net income (loss)	$7,956	$(35,773)	$(411,586)	$(55,777)

Net income (loss) per share:
Basic	$0.02	$(0.09)	$(1.02)	$(0.14)
Diluted	$0.02	$(0.09)	$(1.02)	$(0.14)

Weighted average number of shares used to compute net income (loss) per share:
Basic	405,455	401,516	405,212	401,368
Diluted	406,388	401,516	405,212	401,368

Dividends declared per common share	$—	$0.0452	$0.0452	$0.1808

Kosmos Energy Ltd.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$149,027	$224,502
Receivables, net	78,813	174,293
Other current assets	172,451	167,762
Total current assets	400,291	566,557

Property and equipment, net	3,320,913	3,642,332
Other non-current assets	146,389	108,343
Total assets	$3,867,593	$4,317,232

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$221,430	$149,483
Accrued liabilities	203,260	380,704
Current maturities of long-term debt	7,500	—
Other current liabilities	28,009	8,914
Total current liabilities	460,199	539,101

Long-term liabilities:
Long-term debt, net	2,103,931	2,008,063
Deferred tax liabilities	573,619	653,221
Other non-current liabilities	289,690	275,145
Total long-term liabilities	2,967,240	2,936,429

Total stockholders’ equity	440,154	841,702
Total liabilities and stockholders’ equity	$3,867,593	$4,317,232

Kosmos Energy Ltd.
Condensed Consolidated Statements of Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Operating activities:
Net income (loss)	$7,956	$(35,773)	$(411,586)	$(55,777)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization (including deferred financing costs)	162,089	149,958	495,209	573,118
Deferred income taxes	(46,302)	(20,530)	(42,587)	(90,370)
Unsuccessful well costs and leasehold impairments	(1,181)	80,452	23,157	87,813
Impairment of long-lived assets	3,139	—	153,959	—
Change in fair value of derivatives	54,956	33,433	22,800	67,436
Cash settlements on derivatives, net(1)	(27,848)	(6,757)	(10,944)	(31,458)
Equity-based compensation	6,314	4,988	32,706	32,370
Gain on sale of assets	(92,163)	(10,528)	(92,163)	(10,528)
Loss on extinguishment of debt	9	—	2,902	24,794
Other	9,249	(531)	15,922	9,069
Changes in assets and liabilities:
Net changes in working capital	99,270	33,162	6,770	21,683
Net cash provided by operating activities	175,488	227,874	196,145	628,150

Investing activities
Oil and gas assets	(162,066)	(99,575)	(377,491)	(340,217)
Other property	(264)	(3,505)	(2,102)	(11,796)
Acquisition of oil and gas properties, net of cash acquired	—	—	—	—
Proceeds on sale of assets	97,405	15,000	99,118	15,000
Notes receivable from partners	(11,538)	(7,353)	(65,112)	(26,918)
Net cash used in investing activities	(76,463)	(95,433)	(345,587)	(363,931)

Financing activities:
Borrowings on long-term debt	—	—	300,000	175,000
Payments on long-term debt	(250,000)	(100,000)	(250,000)	(425,000)
Advances under production prepayment agreement	—	—	50,000	—
Net proceeds from issuance of senior notes	—	—	—	641,875
Redemption of senior secured notes	—	—	—	(535,338)
Purchase of treasury stock / tax withholdings	—	—	(4,947)	(1,983)
Dividends	(97)	(18,152)	(19,271)	(72,599)
Deferred financing costs	(1,352)	(1)	(5,922)	(2,444)
Net cash provided by (used in) financing activities	(251,449)	(118,153)	69,860	(220,489)

Net increase (decrease) in cash, cash equivalents and restricted cash	(152,424)	14,288	(79,582)	43,730
Cash, cash equivalents and restricted cash at beginning of period	302,188	215,058	229,346	185,616
Cash, cash equivalents and restricted cash at end of period	$149,764	$229,346	$149,764	$229,346

(1)Cash settlements on commodity hedges were $(25.5) million and $(9.3) million for the three months ended, December 31, 2020 and 2019, respectively, and $(2.7) million and $(36.3) million for the years ended December 31, 2020 and 2019, respectively.

Kosmos Energy Ltd.
EBITDAX
(In thousands, unaudited)

	Three months ended		Years ended
	December 31, 2020	December 31, 2019	December 31, 2020	December 31, 2019
Net income (loss)	$7,956	$(35,773)	$(411,586)	$(55,777)
Exploration expenses	10,323	97,933	84,616	180,955
Facilities insurance modifications, net	2,606	(19,080)	13,161	(24,254)
Depletion, depreciation and amortization	159,472	147,675	485,862	563,861
Impairment of long-lived assets	3,139	—	153,959	—
Equity-based compensation	6,314	4,988	32,706	32,370
Derivatives, net	51,956	36,001	17,180	71,885
Cash settlements on commodity derivatives	(25,526)	(9,324)	(2,715)	(36,341)
Restructuring and other	10,208	17,182	29,167	27,350
Other, net	4,743	2,486	10,215	4,149
Gain on sale of assets	(92,163)	(10,528)	(92,163)	(10,528)
Interest and other financing costs, net	26,617	29,509	109,794	155,074
Income tax expense (benefit)	(24,219)	33,496	(5,209)	80,894
EBITDAX	$141,426	$294,565	$424,987	$989,638

Kosmos Energy Ltd.
Adjusted Net Income
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss)	$7,956	$(35,773)	$(411,586)	$(55,777)

Derivatives, net	51,956	36,001	17,180	71,885
Cash settlements on commodity derivatives	(25,526)	(9,324)	(2,715)	(36,341)
Gain on sale of assets	(92,163)	(10,528)	(92,163)	(10,528)
Facilities insurance modifications, net	2,606	(19,080)	13,161	(24,254)
Impairment of long-lived assets	3,139	—	153,959	—
Restructuring and other	10,208	17,182	29,167	27,350
Other, net	4,743	2,486	10,215	4,149
Loss on extinguishment of debt	9	—	2,902	24,794
Total selected items before tax	(45,028)	16,737	131,706	57,055

Income tax expense (benefit) on adjustments(1)	(12,056)	(17,593)	(6,288)	(22,573)
Impact of valuation adjustments and U.S. tax law changes	—	—	26,001	—
Adjusted net loss	$(49,128)	$(36,629)	$(260,167)	$(21,295)

Net income (loss) per diluted share	$0.02	$(0.09)	$(1.02)	$(0.14)

Derivatives, net	0.13	0.09	0.04	0.18
Cash settlements on commodity derivatives	(0.06)	(0.02)	(0.01)	(0.09)
Gain on sale of assets	(0.23)	(0.03)	(0.23)	(0.03)
Facilities insurance modifications, net	0.01	(0.05)	0.03	(0.06)
Impairment of long-lived assets	0.01	—	0.38	—
Restructuring and other	0.02	0.04	0.08	0.07
Other, net	0.01	0.01	0.03	0.01
Loss on extinguishment of debt	—	—	0.01	0.06
Total selected items before tax	(0.11)	0.04	0.33	0.14

Income tax expense (benefit) on adjustments(1)	(0.03)	(0.04)	(0.01)	(0.05)
Impact of valuation adjustments and U.S. tax law changes	—	—	0.06	—
Adjusted net loss per diluted share	$(0.12)	$(0.09)	$(0.64)	$(0.05)

Weighted average number of diluted shares	406,388	401,516	405,212	401,368

(1)Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rates for the U.S. and Ghana/Equatorial Guinea are 21% and 35%, respectively.

Kosmos Energy Ltd.
Free Cash Flow
(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$175,488	$227,874	$196,145	$628,150
Net cash used in investing activities	(76,463)	(95,433)	(345,587)	(363,931)
Free cash flow(1)	$99,025	$132,441	$(149,442)	$264,219

(1)Commencing in the second quarter of 2020, the Company no longer included restricted cash and other cash used in financing activities (deferred financing costs, the purchase of treasury stock and costs related to the redemption of the senior secured notes and issuance of senior notes) in its calculation of free cash flow to better reflect cash flow of the underlying business, consistent with general industry practice.

Operational Summary
(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2020	2019	2020	2019
Net Volume Sold
Oil (MMBbl)	6.170	7.092	20.531	23.331
Gas (MMcf)	1.416	1.671	5.867	6.323
NGL (MMBbl)	0.146	0.154	0.602	0.548
Total (MMBoe)	6.552	7.525	22.111	24.933
Total (Boepd)	71.217	81.788	60.412	68.309

Revenue
Oil sales	$268,777	$444,019	$786,159	$1,475,706
Gas sales	3,560	3,823	11,706	15,599
NGL sales	1,816	1,815	6,168	8,111
Total sales	274,153	449,657	804,033	1,499,416
Cash settlements on commodity derivatives	(25,526)	(9,324)	(2,715)	(36,341)
Realized revenue	$248,627	$440,333	$801,318	$1,463,075

Oil and Gas Production Costs	$103,850	$136,297	$338,477	$402,613

Sales per Bbl/Mcf/Boe
Oil sales per Bbl	$43.56	$62.61	$38.29	$63.25
Gas sales per Mcf	2.51	2.29	2.00	2.47
NGL sales per Bbl	12.44	11.79	10.25	14.80
Total sales per Boe	41.84	59.76	36.36	60.14
Cash settlements on commodity derivatives per oil Bbl(1)	(4.14)	(1.31)	(0.13)	(1.56)
Realized revenue per Boe	37.95	58.52	36.24	58.68

Oil and gas production costs per Boe	$15.85	$18.12	$15.31	$16.15

(1)Cash settlements on commodity derivatives are only related to Kosmos and are calculated on a per barrel basis using Kosmos' Net Oil Volumes Sold.

Kosmos was overlifted by approximately 176 thousand barrels as of December 31, 2020.

Hedging Summary
As of December 31, 2020(1)
(Unaudited)

			Weighted Average Price per Bbl

	Index	MBbl	Floor(2)	Sold Put	Ceiling
2021:
Swaps with sold puts	Dated Brent	6,000	$53.96	$42.92	$—
Swaps with sold puts	NYMEX WTI	1,000	47.50	37.50	—
Three-way collars	Dated Brent	4,000	40.63	33.13	52.60
Three-way collars	NYMEX WTI	1,000	45.00	37.50	55.00
2022:
Three-way collars	Dated Brent	1,500	50.00	40.00	70.00

(1)Please see the Company’s filed 10-K for full disclosure on hedging material. Includes hedging position as of December 31, 2020 and hedges added since quarter-end.
(2)“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note: Excludes 7.0 MMBbls of sold (short) calls with a strike price of $70.09 per Bbl in 2021 and 1.6 MMBbls of sold (short) calls with a strike price of $60.00 per Bbl in 2022.

2021 Guidance

FY 2021 Guidance

Production(1,2)	53,000 - 57,000 boe per day

Opex	$14.50 - $16.50 per boe

DD&A	$21.00 - $23.00 per boe

G&A(3)	$85 - $95 million

Exploration Expense(4)	~$35 - $45 million

Net Interest	$25 - $30 million per quarter

Tax	$1.00 - $3.00 per boe

Base Business Capex(5)	$225 - $275 million in FY 2021

Note: Ghana / Equatorial Guinea revenue calculated by number of cargos.
(1)1Q 2021 cargos forecast - Ghana: 1 cargo / Equatorial Guinea: 0.5 cargos. FY 2021 Ghana: 8 cargos / Equatorial Guinea 4.5 cargos. Average cargo sizes 950,000 barrels of oil.
(2)U.S. Gulf of Mexico Production - 1Q 2021: 20,000-22,000 boe per day. FY 2021: 21,000-23,000 boe per day. Oil/Gas/NGL split for 2020: 81%/12%/7%.
(3)G&A - Approximately 60% cash.
(4)Excludes dry hole costs.
(5)Excludes Mauritania and Senegal capital expenditures.

Source: Kosmos Energy Ltd.

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